Exhibit 4.4

EXECUTION VERSION

AVON PRODUCTS, INC.,

as Issuer

5.000% NOTES DUE 2023

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of March 12, 2013

To

INDENTURE

Dated as of February 27, 2008

Deutsche Bank Trust Company Americas,

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE, dated as of the 12th day of March, 2013, between AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York, as Issuer (herein called the “Company”), having its principal office at 777 Third Avenue, New York, New York 10017-1307, and DEUTSCHE BANK TRUST COMPANY AMERICAS, with its principal office at 60 Wall Street, New York, New York 10005, a banking corporation duly organized under the State of New York, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered an Indenture, dated as of February 27, 2008 (the “Original Indenture” and, together with this Seventh Supplemental Indenture, the “Indenture”) providing for the issuance by the Company from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”); and

WHEREAS, the Company has heretofore executed and delivered a First Supplemental Indenture, dated as of March 3, 2008, providing for the issuance by the Company of $250,000,000 aggregate principal amount of 4.800% notes due 2013, a Second Supplemental Indenture, dated as of March 3, 2008, providing for the issuance by the Company of $250,000,000 aggregate principal amount of 5.750% notes due 2018, a Third Supplemental Indenture, dated as of March 2, 2009, providing for the issuance by the Company of $500,000,000 aggregate principal amount of 5.625% notes due 2014, and a Fourth Supplemental Indenture, dated as of March 2, 2009, providing for the issuance by the Company of $350,000,000 aggregate principal amount of 6.500% notes due 2019; and

WHEREAS, simultaneously herewith, the Company is executing and delivering to the Trustee a Fifth Supplemental Indenture, dated as of March 12, 2013, providing for the issuance by the Company of $250,000,000 aggregate principal amount of 2.375% Notes due 2016, a Sixth Supplemental Indenture, dated as of March 12, 2013, providing for the issuance by the Company of $500,000,000 aggregate principal amount of 4.600% Notes due 2020 and an Eighth Supplemental Indenture, dated as of March 12, 2013, providing for the issuance by the Company of $250,000,000 aggregate principal amount of 6.950% Notes due 2043; and

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, including Section 3.01 thereof, has duly determined to make, execute and deliver to the Trustee this Seventh Supplemental Indenture to the Original Indenture as permitted by Sections 3.01 and 9.01 of the Original Indenture in order to establish the form or terms of, and to provide for the creation and issue of, a series of Securities under the Original Indenture in the aggregate principal amount of $500,000,000; and

WHEREAS, all things necessary to make the Securities provided for herein, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Original Indenture set forth against payment therefor, the valid, binding and legal obligations of the Company and to make this Seventh Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the terms of a series of Securities, and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Seventh Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.01 Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless that term is otherwise defined herein:

“Attributable Debt” means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in any Sale/Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee under a Sale/Leaseback Transaction for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent awards) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. If GAAP shall change after the Issue Date of the Notes so that a lease (or other agreement conveying the right to use property) that would not be classified as a capital lease under GAAP as in effect as of the Issue Date of the Notes would be classified as a capital lease, then the obligations under such lease (or other agreement conveying the right to use any property) shall not be considered to be a capitalized lease obligation.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; (3) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or (5) the Company consolidates with, or merges with or into, any Person or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (a) the Company becomes a wholly owned subsidiary of a holding company and (b) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Voting Stock of the Company immediately prior to that transaction, and/or (ii)(a) the Company reincorporates in another jurisdiction and (b) the holders of the Company’s Voting Stock immediately following the reincorporation are substantially the same as the holders of the Company’s Voting Stock immediately prior to the reincorporation.

“Change of Control Offer” has the meaning specified in Section 2.10.

“Change of Control Payment Date” has the meaning specified in Section 2.10.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (as measured from the Redemption Date) of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, as determined by the Company, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the Issue Date of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Covenant Defeasance” has the meaning specified in 2.12.

“Defeasance” has the meaning specified in Section 2.12.

“DTC” has the meaning specified in Section 2.03.

“Fitch” means Fitch Inc.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance of any security interest existing on property owned by such Person, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance that constitutes an accrued expense or trade payable or (iv) any lease of property by such Person as lessee which is reflected in such Person’s consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of Indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on such Person’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person; provided, that if GAAP shall change after the Issue Date of the Notes so that a lease (or other agreement conveying the right to use property) that would not be classified as a capital lease under GAAP as in effect as of the Issue Date of the Notes would be classified as a capital lease, then the obligations under such lease (or other agreement conveying the right to use any property) shall not be considered to be a capitalized lease obligation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Interest Payment Dates” has the meaning specified in Section 2.06.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Notes” has the meaning specified in Section 2.01.

“Paying Agent” has the meaning specified in Section 2.07.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.

“Rating Event” means the Notes are rated below Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible downgrade). Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to be rated below Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date which is a Business Day fixed for such redemption by the Company pursuant to the Indenture.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer, at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Reference Treasury Dealers” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers), provided, however, that if any Reference Treasury Dealer shall cease to be a primary U.S. Government securities dealer, the Company will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Regular Record Dates” has the meaning specified in Section 2.04.

“Remaining Scheduled Payments” means, with respect to the Notes to be redeemed, the remaining scheduled payments of principal of and interest on those Notes that would be due after the related Redemption Date but for that redemption; provided, however, that if such Redemption Date is not an Interest Payment Date with respect to the Notes to be redeemed, the amount of the next succeeding scheduled interest payment on those Notes will be reduced by the amount of interest accrued on such Notes to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Stated Maturity” has the meaning specified in Section 2.02.

“Substitute Rating Agency” has the meaning specified in Section 2.05.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third Business Day immediately preceding that

Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Trustee” has the meaning specified in the preamble hereof and shall include any successor Trustee under the Indenture and, solely for purposes of Section 2.12(e), any other qualifying trustee as set forth in Section 2.12(e).

“Voting Stock” of a specified Person means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

1.02 References. Each reference to a particular section set forth in this Seventh Supplemental Indenture shall, unless the context otherwise requires, refer to this Seventh Supplemental Indenture.

ARTICLE II

TITLE AND TERMS OF SECURITIES

2.01 Title of the Securities. This Seventh Supplemental Indenture hereby establishes a series of Securities designated as the “5.000% Notes due 2023” of the Company (collectively referred to herein as the “Notes”). For purposes of the Original Indenture, the Notes shall constitute a single series of Securities.

2.02 Term of the Notes. The Notes shall mature on March 15, 2023 (the “Stated Maturity”). In the event that the Stated Maturity is not a Business Day, principal and interest payable at maturity shall be paid on the next succeeding Business Day with the same effect as if that Business Day were the Stated Maturity and no interest shall accrue or be payable for the period from and after the Stated Maturity to the next succeeding Business Day.

2.03 Amount and Denominations; Currency of Payment. The aggregate principal amount in which the Notes may be issued under this Seventh Supplemental Indenture is initially limited to $500,000,000.

The Notes shall be issued in the form of one or more Registered Global Securities in the name of Cede & Co., as registered owner and nominee for The Depository Trust Company, New York, New York (“DTC”). DTC shall initially act as Depositary for the Notes.

The Notes shall be denominated in United States dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

2.04 Interest and Interest Rates. Each Note shall bear interest at the rate of 5.000% per annum from the date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for, commencing with the Interest Payment Date next succeeding the date of issue, until the principal thereof is paid or made available for payment. Interest shall be payable to the Persons in whose name a Note is registered on the fifteenth calendar day immediately preceding the applicable Interest Payment Date (the “Regular Record Dates”). Interest on each Note shall be computed on the basis of a 360-day year comprising twelve 30-day months.

2.05 Interest Rate Adjustment. (a) The interest rate payable on the Notes will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P (a “Substitute Rating Agency”), downgrades (or subsequently upgrades) the credit rating assigned to the Notes, in the manner set forth in this Section 2.05.

(b) If the rating from Moody’s (or any Substitute Rating Agency therefor) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on their Issue Date plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%
* Including the equivalent ratings of any Substitute Rating Agency.

(c) If the rating from S&P (or any Substitute Rating Agency therefor) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on their Issue Date plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
* Including the equivalent ratings of any Substitute Rating Agency.

(d) If at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor), as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth in Section 2.05(b) and 2.05(c), the interest rate on the Notes will be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on their Issue Date plus the percentages set forth opposite the ratings from the tables in Section 2.05(b) and 2.05(c) in effect immediately following the increase in rating. If Moody’s (or any Substitute Rating Agency therefor) subsequently increases its rating of the Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency therefor) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate payable on the Notes on their Issue Date. In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment described in this Section 2.05 (notwithstanding any subsequent decrease in the ratings by either or both of Moody’s and S&P (or, in either case, a Substitute Rating Agency therefor)) if the Notes become rated Baa1 (stable outlook) and BBB+ (stable outlook) (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, a Substitute Rating Agency therefor), respectively (or one of these ratings if the Notes are only rated by one rating agency).

(e) Each adjustment required by any decrease or increase in a rating set forth in this Section 2.05, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on their Issue Date or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on their Issue Date.

(f) No adjustments in the interest rate of the Notes shall be made solely as a result of Moody’s or S&P ceasing to provide a rating of such Notes. If at any time fewer than two rating agencies provide a rating of the Notes for a reason beyond the Company’s control, the Company will use its commercially reasonable efforts to obtain a rating of such Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables in Section 2.05(b) and 2.05(c), (a) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of such Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by the Company and, for purposes of determining the applicable ratings included in Section 2.05(b) or 2.05(c), as applicable, with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such Section and (c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on their Issue Date plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in Section 2.05(b) or 2.05(c), as applicable, (taking into account the provisions of clause (b) of this Section 2.05) (plus any applicable percentage resulting from a decreased rating by Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor)). For so long as only one of Moody’s or S&P (or, in either case, a Substitute Rating Agency) provides a rating of the Notes and no Substitute Rating Agency is offered to replace the other rating agency, any subsequent increase or decrease in the interest rate of such Notes necessitated by a reduction or increase in the rating by Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor) providing the rating shall be twice the percentage set forth in Section 2.05(b) or 2.05(c), as applicable. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on their Issue Date.

(g) Any interest rate increase or decrease described in this Section 2.05 will take effect from the first day of the interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rate. If Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor) changes its rating of the Notes more than once during any particular interest period, the last change by such agency will control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such agency’s action.

(h) If the interest rate payable on the Notes is increased as described in this Section 2.05, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

2.06 Interest Payments. (a) The interest payment dates for each Note shall be March 15 and September 15, in each year (the “Interest Payment Dates”), commencing September 15, 2013 payable to the Persons in whose name a Note is registered on the Regular Record Dates. Interest shall also be payable at maturity of any Note.

(b) If an Interest Payment Date with respect to the Notes would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day with respect to the Notes and no interest shall accrue or be payable on such next succeeding Business Day for the period from and after such original Interest Payment Date to such next succeeding Business Day.

(c) Except as provided in the immediately preceding paragraph, interest payments shall be in the amount of interest accrued, from the most recent date to which interest has been paid or, if no interest has been paid, from and including March 12, 2013 to, but excluding, the Interest Payment Date.

2.07 Place of Payment, Transfer and Exchange. (a) The Company authorizes and appoints the Trustee as the sole paying agent (the “Paying Agent”) with respect to the Notes represented by a Registered Global Security, without prejudice to the Company’s authority to appoint additional paying agents from time to time pursuant to the Original Indenture. Payments of principal on each Note and interest thereon payable at maturity or upon redemption shall be made in immediately available funds in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the request of the Holder, at the office or agency of the Paying Agent in New York, New York or any other duly appointed Paying Agent; provided that the Note is presented to the Paying Agent in time for the Paying Agent to make the payments in immediately available funds in accordance with its normal procedures. So long as any Notes are represented by a Registered Global Security, interest (other than interest payable at maturity or upon redemption) shall be paid in immediately available funds by wire transfer to the Depositary for such Notes, on the written order of the Depositary. In addition, the Company may maintain a drop agent, in such location or locations as the Company may select, to provide the Holders with an office at which they may present the Notes for payment. The Company hereby acknowledges that any drop agent maintained will accept Notes for presentment, take payment instructions from the Holder and forward the Notes presented and any related payment instructions to the Paying Agent by overnight courier, for next day delivery. Notes presented as set forth in the previous sentence shall be deemed to be presented to the Paying Agent on the Business Day next succeeding the day the Notes are delivered to the drop agent. Payment of interest (other than interest payable in accordance with the preceding provisions of this Section 2.07) will, subject to certain exceptions provided in the Original Indenture, be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register as of the applicable Regular Record Date or, at the option of the Company, by wire transfer to an account maintained by such Person with a bank located in the United States.

(b) The Company appoints the Trustee as the sole Security Registrar with respect to the Notes. The Notes may be presented by the Holders thereof for registration of transfer or exchange at the office or agency of the Security registrar or any successor or co-registrar in New York, New York. In addition, the Company may maintain a drop agent, in such location or locations as the Company may select, to provide the Holders with an office at which they may present the Notes for registration of transfer or exchange. The Company hereby acknowledges that any drop agent maintained by the Company will accept Notes for registration of transfer or exchange and forward those Notes to the Security registrar by overnight courier, for next day delivery. Notes accepted as set forth in the immediately preceding sentence shall be deemed to be presented to the Security registrar on the Business Day next succeeding the day that Notes are delivered to the drop agent.

2.08 No Sinking Fund. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

2.09 Redemption at Option of the Company. (a) The Notes will be redeemable, as a whole or in part, at the Company’s option, at any time or from time to time, by the Company mailing notice to the registered address of each Holder of the Notes at least 30 days but not more than 60 days prior to the redemption at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments on the Notes to be redeemed, discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate plus 50 basis points with respect to any Notes being redeemed. Accrued and unpaid interest, if any, will be paid to, but not including, the Redemption Date.

(b) On or after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee, pro rata, by lot or by a method the Trustee deems to be fair and appropriate.

2.10 Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 2.09 hereof, or has defeased the Notes pursuant to Section 2.12 hereof, the Company will be required to make an offer (the “Change of Control Offer”) to each Holder to repurchase all or any part (in integral multiples of $1,000) of that Holder’s Notes, at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will send, by first class mail, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes with respect to which a Change of Control Triggering Event shall have occurred on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders electing to have Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer, in each case pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

(c) On the Change of Control Triggering Event payment date, the Company will, to the extent lawful: (i) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer; (ii) deposit with the Trustee an amount equal to the aggregate repurchase price in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

(d) The Trustee will promptly mail to each Holder of Notes properly tendered the repurchase price (subject to its receipt of such funds from the Company) for the Notes, and the Trustee will promptly authenticate (upon its receipt of executed Notes from the Company) and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(e) The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

2.11 Modification and Waiver. (a) Together with the Trustee, the Company may enter into a supplemental indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Notes. Except as provided in Section 2.11(b), the Holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Notes) may waive the Company’s compliance with any provision of the Indenture or the Notes.

(b) Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(i) change the stated maturity of the principal of, or any installment of interest on, or the Redemption Price of, any such Note;

(ii) reduce the principal amount of or interest on any such Note;

(iii) change currency of payment of principal of or interest on any such Note;

(iv) impair the right to institute suit for the enforcement of any payment on any such Note;

(v) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for modification or amendment of the Indenture, or for waiver of compliance with certain provisions of the Indenture or waiver of certain defaults; or

(vi) modify such provisions with respect to modification and waiver.

(c) Holders of not less than a majority in principal amount of all Notes outstanding under the Indenture affected by any past Default thereunder (all voting together as one class) may, on behalf of the Holders of all such Notes affected by such past Default, waive such past Default and its consequences, subject to the payment of the amounts required under the Indenture, except a Default (i) in the payment of the principal of or interest on any Note, or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

2.12 Defeasance and Covenant Defeasance. (a) Option to Effect Defeasance or Covenant Defeasance. The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 2.12(a) or 2.12(b) hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Section 2.12.

(b) Defeasance and Discharge. Upon the Company’s exercise under Section 2.12(a) hereof of the option applicable to this Section 2.12(b), the Company will, subject to the satisfaction of the conditions set forth in Section 2.12(d) hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Defeasance”). For this purpose, Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 2.12(e) hereof and the other Sections of the Indenture referred to in clauses (1) and (2) below, and to have satisfied all its other obligations under such Notes and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 2.12(d) hereof;

(2) the Company’s obligations with respect to such Notes under Article 3 and Section 10.02 of the Original Indenture;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and under the Original Indenture and the Company’s obligations in connection therewith; and

(4) this Section 2.12.

Subject to compliance with this Section 2.12, the Company may exercise its option under this Section 2.12(b) notwithstanding the prior exercise of its option under Section 2.12(c) hereof.

(c) Covenant Defeasance. Upon the Company’s exercise under Section 2.12(a) hereof of the option applicable to this Section 2.12(c), the Company will, subject to the satisfaction of the conditions set forth in Section 2.12(d) hereof, be released from each of its obligations under the covenants contained in Sections 2.05 and 2.10 of this Seventh Supplemental Indenture and Article 8, Section 10.06 and Section 10.07 of the Original Indenture with respect to the outstanding Notes on and after the date the conditions set forth in Section 2.12(d) hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 5.01 of the Original Indenture, but, except as specified above, the remainder of the Indenture and such Notes will be unaffected thereby. In addition, upon the Company’s exercise under Section 2.12(a) hereof of the option applicable to this Section 2.12(c), subject to the satisfaction of the conditions set forth in Section 2.12(d) hereof, Sections 5.01(d) (with respect to any of Article 8, Section 10.06 or Section 10.07 of the Original Indenture), 5.01(e) and 5.01(h) in the Original Indenture will not constitute Events of Default.

(d) Conditions to Defeasance or Covenant Defeasance. In order to exercise either Defeasance or Covenant Defeasance under either Section 2.12(b) or 2.12(c) hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the Interest Payment Date or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such Interest Payment Date or to a particular Redemption Date;

(2) in the case of Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Seventh Supplemental Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(5) such Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(6) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance or the Covenant Defeasance have been complied with.

(e) Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 2.12(f) hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 2.12(e), the “Trustee”) pursuant to Section 2.12(d) hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 2.12(d) hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Section 2.12 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company any money or U.S. Government Obligations held by it as provided in Section 2.12(d) hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 2.12(d)(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance.

(f) Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

(g) Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 2.12(b) or 2.12(c) hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 2.12(b) or 2.12(c) hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 2.12(b) or 2.12(c) hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

2.13 Form and Other Terms of the Notes. Attached hereto as Annex A is a form of a Note denominated in United States dollars, which form is hereby established as a form in which Notes may be issued. In addition, any Note may be issued in such other form as may be provided by, or not inconsistent with, the terms of the Original Indenture and this Seventh Supplemental Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Seventh Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as expressly amended hereby, the Original Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed. This Seventh Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

AVON PRODUCTS, INC.

By:	/s/ Shalabh Gupta
Name:	Shalabh Gupta
Title:	Vice President and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee,

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

Annex A

GLOBAL SECURITY

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF) DTC, ANY TRANSFER, PLEDGE OR OTHER USE THEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AVON PRODUCTS, INC.

5.000% Notes due 2023

CUSIP NO. 054303 BA9	$500,000,000

Avon Products, Inc., a corporation duly organized and existing under the laws of the State of New York (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 (which amount may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, in accordance with the rules and procedures of the Depositary) on March 15, 2023, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid, from and including March 12, 2013, semiannually in arrears in cash on March 15 and September 15 in each year, commencing September 15, 2013 at the rate of 5.000% per annum, until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day), immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. If this Security is a Global Security, then notwithstanding the foregoing, each such payment will be made in accordance with the procedures of the Depositary as then in effect.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

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Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 12, 2013

AVON PRODUCTS, INC.

By:
Name:
Title:

Attest:

Name:
Title:

This is one of the Securities referred to in the within-mentioned Indenture.

3

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:
Authorized Signatory

4

REVERSE OF GLOBAL SECURITY

This Security is one of a duly authorized issue of Securities of the Company designated as its 5.000% Notes due 2023 (herein called the “Securities”), issued under an indenture dated as of February 27, 2008 (herein called the “Original Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as amended and supplemented by a seventh supplemental indenture, dated as of March 12, 2013, between the Company and the Trustee (the “Seventh Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

The Securities will bear interest, payable on each Interest Payment Date to Holders of record on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date, at 5.000% per annum until March 15, 2023 or the cancellation of the Securities. The interest rate payable on the Securities will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a Substitute Rating Agency downgrades (or subsequently upgrades) the credit rating assigned to the Notes, in the manner set forth in Section 2.05 of the Seventh Supplemental Indenture.

The Securities are the Company’s unsecured senior obligations and rank equally in right of payment with the Company’s other existing and future senior indebtedness. The Securities are redeemable, as a whole or in part, at the Company’s option at any time or from time to time, by the Company mailing notice to the registered address of each Holder of Securities at least 30 days but not more than 60 days prior to the redemption at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments on those Securities discounted on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate plus 50 basis points with respect to any Securities being redeemed. Accrued interest, if any, will be paid to the Redemption Date.

Subject to payment by the Company of a sum sufficient to pay the amount due on redemption, interest on this Security (or portion hereof if this Security is redeemed in part) shall cease to accrue upon the Redemption Date of this Security (or portion hereof if this Security is redeemed in part).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (as measured from the Redemption Date) of the Securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities being redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, as determined by the Company (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Redemption Date”, when used with respect to any Security to be redeemed, means the date which is a Business Day fixed for such redemption by the Company pursuant to the Indenture.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer, at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

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“Reference Treasury Dealers” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers), provided, however, that if any Reference Treasury Dealer shall cease to be a primary U.S. Government securities dealer, the Company will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Remaining Scheduled Payments” means, with respect to the Securities to be redeemed, the remaining scheduled payments of principal of and interest on those Securities that would be due after the related Redemption Date but for that redemption; provided, however, that if such Redemption Date is not an Interest Payment Date with respect to the Securities to be redeemed, the amount of the next succeeding scheduled interest payment on those Securities will be reduced by the amount of interest accrued on such Securities to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

On or after the Redemption Date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the Securities to be redeemed on that date. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee, pro rata, by lot or by a method the Trustee deems to be fair and appropriate.

The Securities do not have the benefit of a sinking fund.

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Securities pursuant to Section 2.09 of the Seventh Supplemental Indenture, or has defeased the Securities pursuant to Section 2.12 of the Seventh Supplemental Indenture, the Company will be required to make an offer (the “Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (in integral multiples of $1,000) of such Holder’s Securities, at a purchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus accrued and unpaid interest, if any, on the Securities repurchased to, but not including, the date of repurchase, subject to the rights of Holders of the Securities on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of a pending Change of Control, the Company will send, by first class mail, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Securities with respect to which a Change of Control Triggering Event shall have occurred on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Securities electing to have Securities repurchased pursuant to a Change of Control Offer will be required to surrender their Securities to the Paying Agent at the address specified in the notice, or transfer their Securities to the Paying Agent by book-entry transfer, in each case pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Triggering Event provisions of the Securities by virtue of such conflict.

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On the Change of Control Triggering Event payment date, the Company will, to the extent lawful:

•	accept for payment all Securities or portions of Securities (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer;

•	deposit with the Trustee an amount equal to the aggregate repurchase price in respect of all Securities or portion of Securities properly tendered; and

•

deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being purchased by the Company.

The Trustee will promptly mail to each Holder of Securities properly tendered the repurchase price for the Securities, and the Trustee will promptly authenticate (upon its receipt of executed Securities from the Company) and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Security surrendered; provided, that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and such third party purchases all Securities properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; (3) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or (5) the Company consolidates with, or merges with or into, any Person or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (a) the Company becomes a wholly owned subsidiary of a holding company and (b) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Voting Stock of the Company immediately prior to that transaction, and/or (ii)(a) the Company reincorporates in another jurisdiction and (b) the holders of the Company’s Voting Stock immediately following the reincorporation are substantially the same as the holders of the Company’s Voting Stock immediately prior to the reincorporation.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the Issue Date of the Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc.

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“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.

“Rating Event” means the Securities are rated below Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following Consummation of a Change of Control so long as any of the Rating Agencies has publicly announced that it is considering a possible downgrade). Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to be rated below Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Voting Stock” of a specified Person means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

The Company may, from time to time, without the consent of the existing Holders of the Securities, issue additional securities under the Indenture having the same terms as the Securities in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional securities will be consolidated with and form a single series with the Securities.

In addition to the Securities, the Company may issue other series of debt securities under the Indenture. There is no limit on the total aggregate principal amount of debt securities that the Company may issue under the Indenture.

If an Event of Default shall occur and be continuing, the principal amount of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time, upon compliance with certain conditions set forth therein, of (i) the entire Indebtedness evidenced by this Security or (ii) certain restrictive covenants and Events of Default with respect to this Security.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Securities, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) such Holder shall have previously given the Trustee written notice

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of a continuing Event of Default with respect to the Securities, (ii) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to the Trustee and (iii) the Trustee shall not have received from the Holders of a majority in principal amount of Outstanding Securities a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

In the event of a deposit or withdrawal of an interest in this Security, including an exchange, transfer, or redemption of this Security in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of the Depositary. The depository shall initially be The Depository Trust Company.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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ASSIGNMENT FORM

If you want to assign this Security, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Security to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint                              agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Signed: (Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

NOTICE: To be executed by an executive officer